However, exports to South Korea face another delay
Beef Processors Offer Label Change to Korea

In early June, South Korea’s government again delayed publishing the final quarantine inspection rules which would allow U.S. beef exports to that country to resume. In an effort to help restore South Korean consumer confidence in the safety of U.S. beef and ensure the reopening of that market, National Beef Packing Co., LLC, along with other U.S. beef processors, offered to voluntarily implement a temporary labeling program on beef product they export to South Korea.

The labels, which would be used for up to 120 days after exports to South Korea resume, would indicate whether the product is from cattle under 30 months or from cattle over 30 months of age.

  “With this labeling, South Korean customers would be able to decide which product they want to purchase,” USPB CEO Steve Hunt explained. “While we understand our product is as safe as any in the world, we recognize the sensitivities our South Korean customers face right now and we want to help them increase consumer confidence in U.S. beef products.”w

Changes Announced For Naturewell, NatureSource Grids

In response to changing consumer demand and customer requirements, USPB is adjusting its Naturewell® Natural Beef and NatureSourceTM Natural Angus Beef grids as follows.

NATUREWELL®:

✓Effective October 6, 2008, all Naturewell cattle harvested must not have been fed ionophores (including Rumensin and Bovatec) for the last 120 days before harvest. For example, cattle scheduled to be harvested on October 6, 2008, cannot have been fed any ionophores on or after June 2, 2008.

✓Also effective October 6, the base price paid for Naturewell cattle will increase from $1.75/cwt live

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Call our office if you have delivery rights for lease
Supply of Unitholder Delivery Rights For Lease Nearly Gone

USPB producers have delivered a much larger than normal number of cattle through mid June in fiscal year 2008. As a result, the supply of unitholder delivery rights that have been made available to USPB for lease to other producers is nearly used up.

USPB assists producers to lease delivery rights on a week-to-week basis. Our policy is to lease delivery rights for unitholders up to the required delivery obligation, currently 90% of their total, to enable them to avoid a non-delivery penalty. If you have delivery rights you will not use this fiscal year, or, if we have helped you lease your delivery rights to the 90% threshold and you would like to make the remaining 10% of your delivery rights available for lease, please call our office at 866-877-2525, so we can help get the balance of your units leased out. If you are a producer who plans to market cattle through USPB during the balance of this fiscal year by leasing, please call our office to check on availability of delivery rights on a week-to-week basis or contact the unitholder you have leased from in the past to see if you can “reserve” rights from them for future deliveries.w

Country of Origin Labeling is part of the bill

2008 Farm Bill Approved

The 2008 Farm Bill is now law. Thanks in part to efforts made by USPB and our unitholders, the language that would ban packer ownership was removed from the bill.

However, the implementation of Country of Origin Labeling (COOL) will become a reality. USDA’s Agricultural Marketing Service (AMS) is charged with implementing COOL. AMS has not written the final COOL rules nor announced a specific date of implementation. September 30, 2008, is included in the Farm Bill as a start date, but it is unclear whether USDA will hold to that.

The new Farm Bill language simplifies the meat labels and the record requirements of COOL which could make it easier for some producers to meet the requirements. The new language stresses the use of existing business records when possible to minimize the burden on producers. For many cow-calf producers, existing business records may be sufficient and producers may simply have to provide an affidavit that they have the records to document the origin of the calves they sell.

Watch your UPDATE for new information on COOL as it becomes available.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Changes Announced For Naturewell...           continued from page 1

weight added to the live price to $2.75/cwt live weight added to live price.

NATURESOURCETM:

✓Effective October 6, the base price paid for NatureSource cattle will increase from $9/cwt live weight added to the live price to $10/cwt live weight added to live price.

All other cattle, production, animal handling and pricing policies remain unchanged for both grids. USPB producers delivering Naturewell® Natural Beef and NatureSourceTM Natural Angus Beef cattle to our plants need to make reservations for those cattle in order to determine program availability. Please enroll Naturewell and NatureSource cattle with USPB as soon as you place these cattle on feed. For more information on our natural programs, or to schedule qualifying cattle, call USPB at 866-877-2525.w

USDA’s Choice/Select Spread

Remains Unseasonably Narrow

USDA’s Choice/Select spread continued to be abnormally narrow during the past month due in part to higher than historical average quality grades the industry has been producing during much of 2008. The higher percentage Choice grading carcasses has enabled USPB quality grade premiums to remain solid in spite of the narrow Choice/Select spread.w